Exhibit 4.4

FOURTH SUPPLEMENT TO INDENTURE

This Fourth Supplement to Indenture (the “Supplement”) is dated as of August 5, 2011 by and between Carrols Corporation, a Delaware corporation (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “Trustee”), with respect to the Company’s 9% Senior Subordinated Notes due 2013 (the “Notes”). Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to such terms in the Indenture (as defined below), as amended and supplemented from time to time in accordance with its terms.

WHEREAS, the Company, the Subsidiary Guarantors named therein and the Trustee entered into the Indenture, dated as of December 15, 2004 (the “Indenture”) governing the Notes, as amended by that certain First Supplement to Indenture (the “First Supplement”) dated as of November 29, 2006 by and among the Company, TPAQ Holding Corporation and the Trustee, as further amended by that certain Second Supplement to Indenture (the “Second Supplement”) dated as of May 29, 2008 by and among the Company, Carrols LLC and the Trustee and as further amended by that certain Third Supplement to Indenture (the “Third Supplement”) dated as of May 4, 2011 by and among the Company, Fiesta Restaurant Group, Inc. and the Trustee;

WHEREAS, Section 10.02 of the Indenture provides that with the written consent of the Holders of at least a majority in principal amount of outstanding Securities, the Company and the Trustee may amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein, except in certain cases where the consent of each Holder affected is required;

WHEREAS, the Company desires to amend the Indenture with the consent of Holders of not less than a majority in principal amount of the outstanding Securities;

WHEREAS, the consent of each Holder is not required to enact the amendments contained herein;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated July 22, 2011 (as amended or supplemented, the “Tender Offer”), the Company has offered to purchase any and all of the outstanding Securities and has proposed certain amendments to the Indenture;

WHEREAS, the Holders of at least a majority in principal amount of the outstanding Securities have tendered their Securities for purchase by the Company in connection with the Tender Offer and have approved the proposed amendments described in this Supplement; and

WHEREAS, all acts and requirements necessary to make this Supplement the legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendments.

a. Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.11, 4.13, 4.14, 5.01 and 5.02, clause (a) of Section 4.06, clauses (3), (5), (6), (8) and (9) of Section 6.01, the second paragraph of Section 6.02 and clause (6) of Section 10.01 of the Indenture are deleted in their entirety.

b. The final paragraph of clause (b) of Section 4.06 of the Indenture is hereby amended to delete the phrase “in a transaction permitted under Section 5.01” appearing in the first sentence thereof.

c. The first paragraph of Section 6.02 of the Indenture is hereby amended to delete the phrase “(other than an Event of Default specified in clause (8) or (9) of Section 6.01 with respect to the Company)” appearing in the first sentence thereof.

d. The third paragraph of Section 6.02 of the Indenture is hereby amended to insert the word “and” between the words “paid” and “(iv)” appearing in the first sentence thereof and to delete the words “and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (8) or (9) of Section 6.01, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived” appearing in the first sentence thereof.

e. Section 7.05 of the Indenture is hereby amended to delete the words “or a Default or Event of Default in complying with Section 5.01” appearing in the second sentence thereof.

f. The final paragraph of Section 7.07 of the Indenture is hereby amended to delete the first sentence thereof.

g. The final paragraph of Section 9.02 of the Indenture is hereby amended to delete the words “and Article Five” appearing in the first sentence thereof.

h. Clause (9) of Section 10.01 of the Indenture is hereby amended to delete the words “and to add a Subsidiary Guarantor pursuant to the requirements of Section 4.11” appearing therein.

i. The first full sentence of Section 11.03 is hereby amended in its entirety to read as follows:

“If the Securities are defeased in accordance with the terms of this Indenture, then each Subsidiary Guarantor shall be released and discharged from all obligations under this Article Eleven without further action required on the part of the Trustee or any Holder.”

j. Any terms defined in the Indenture which are used in any Section of the Indenture which are deleted by any Section of this Supplement and which are not otherwise used in any Section of the Indenture not affected by this Supplement are hereby deleted.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01 Instruments to be Read Together. This Supplement is an indenture supplement to and in implementation of the Indenture, and said Indenture, First Supplement, Second Supplement, Third Supplement and this Supplement shall henceforth be read together.

Section 2.02 Confirmation. The Indenture, amended and supplemented by this Supplement, are in all respects confirmed and preserved.

Section 2.03 Counterparts. This Supplement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 2.04 Effectiveness. This Supplement shall become effective immediately upon its execution in accordance with the provisions of the Indenture.

Section 2.05 GOVERNING LAW. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF.

Section 2.06 Disclaimer of Trustee’s Responsibility. In executing this Supplement, the Trustee shall be entitled to all the privileges and immunities afforded to the Trustee under the terms and provisions of the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplement and the recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to Indenture to be duly executed as of the date first above written.

CARROLS CORPORATION

By:	/s/ Joseph A. Zirkman
Name:	Joseph A. Zirkman
Title:	Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Natalie Crispin
Name:	Natalie Crispin
Title:	Associate